EXHIBIT 99.1

MELA Sciences Announces That Its Corporate Name Change to STRATA Skin Sciences Will Be Effective January 5, 2016

HORSHAM, Pennsylvania – January 4, 2016 -- MELA Sciences, Inc. (Nasdaq: MELA), today announced that its corporate name change to STRATA Skin Sciences, Inc. will be effective Tuesday, January 5, 2016 and that it will trade under the symbol "SSKN" on the Nasdaq Stock Market.

As Michael R. Stewart, President and Chief Executive Officer previously stated: "Our June 2015 XTRAC® acquisition has expanded the dermatological opportunities that the Company is pursuing with unique, innovative technologies. Today we have over 700 dermatology accounts that include over 3,000 dermatologists, covered with a 49 person sales and marketing organization of direct sales managers, sales management, clinical specialists, reimbursement specialists and call center support personnel. During the third quarter of 2015, our first full quarter of XTRAC operations, we generated revenues of $8.3 million, including $7.0 million or 84.5% of recurring high-margin revenues, representing year over year growth of 15.9%."

STRATA's portfolio of products currently includes its flagship product, the XTRAC laser system for the effective treatment of psoriasis and vitiligo, as well as the VTRAC® excimer lamp system and MelaFind, a multi-spectral digital skin lesion analysis system that assists in the identification of melanoma skin cancer.

STRATA advocates the need for personalized medical care and best practices in medical dermatology. Commercial momentum was gained when coverage policies for XTRAC treatments were secured from virtually all insurers, including Medicare.  XTRAC more recently created an expanded market outreach and awareness program aimed at the approximately 10 million psoriasis and vitiligo sufferers in the United States.  To support our customers we have developed and are continually enhancing a leading call center operation of patient advocates that bridge the gap between patients looking for solutions and our network of customers.

Continuing, Mr. Stewart added: "We reiterate our initial guidance of continuing revenue growth in the mid-to-high teens and further cash flow improvements going forward.

To better reflect the broader dermatology market being served by the Company and our vision going forward, we have selected STRATA Skin Sciences as our new corporate name and are excited to officially launch this new corporate identity. The new name embodies our commitment to a wide range of therapeutic and diagnostic dermatological conditions with the common goal of increasing access, lowering costs and improving patient quality.

STRATA Skin Sciences enters 2016 with an infrastructure that positions us as a best-in-class player in medical dermatology and a partner-of-choice for emerging technologies looking for a strong and effective enterprise that can quickly scale and exploit unmet needs in the dermatology market."

About STRATA Skin Sciences (Formerly MELA Sciences, Inc.)
STRATA Skin Sciences is a medical technology company focused on the therapeutic and diagnostic dermatology market. Its products include the XTRAC laser and VTRAC excimer lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; and the MelaFind® system used to assist in the identification and management of melanoma skin cancer.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends. These statements, including the Company's ability to generate the anticipated revenue stream, the Company's ability to generate sufficient cash flow to fund the Company's ongoing operations at any time in the future, and the Company's ability to build a leading franchise in medical dermatology, are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company's expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.melasciences.com.

CONTACT:
Investor Contacts:
Christina Allgeier
MELA Sciences, Inc.
215-619-3267
callgeier@melasciences.com

Bob Yedid
LifeSci Advisors, LLC
646-597-6989
Bob@LifeSciAdvisors.com